Exhibit 99.1

Customers Bancorp, Inc. SM
1015 Penn Avenue
Wyomissing, PA 19610

Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
James Hogan, CFO 484-359-7113

Customers Bancorp Announces Operating Results for Q3 2012

•	Net income of $6.6 million for the third quarter of 2012 increased 183% over the third quarter of 2011.

•	EPS increased 122% for the third quarter of 2012 as compared to the same quarter of 2011.

•	ROA of 1.06% for the third quarter of 2012 versus 0.56% for the third quarter of 2011. ROE of 14.81% during Q3 2012 versus 6.40% during Q3 2011.

•	Demand deposits grew 82% over Q3 2011 while total deposits grew 49% over Q3 2011.

•	Total loans increased 87% over Q3 2011.

•	The Bancorp raised approximately $100 million of common equity during the third quarter of 2012, increasing Tier 1 Leverage to 10.29% and Tier 1 Risk Based Capital to 12.17%.

Wyomissing, PA – October 25, 2012 – Customers Bancorp, Inc., the parent company of Customers Bank, announced earnings and operating results for the third quarter of 2012.

“We are very pleased to report that our earnings, capital and profitability ratios improved dramatically,” stated Jay Sidhu, Chairman and CEO of Customers Bancorp, Inc.  “The bank experienced strong loan demand which generated significant growth in revenue during the quarter and we remain hopeful that these trends will continue into the fourth quarter.  In addition, we announced a goal to raise $50 million of equity capital but upsized the offering to $100 million based upon strong investor demand”.  James Hogan, Chief Financial Officer of Customers Bancorp, Inc. stated, “We are committed to maintaining a strong balance sheet so this offering made sense given the investor demand for our stock".

Estimates of cash flows from purchased credit-impaired (“PCI”) loans were revised during the third quarter of 2012 due to conversion to a more sophisticated and precise loan valuation system. In accordance with the guidance in ASC 310-30, Receivables-Loans and Debt Securities Acquired with Deteriorated Credit Quality (formerly SOP 03-3), interest income is based on an acquired loan’s expected cash flows.  Complex models are needed to calculate loan-level and/or pool level expected cash flows in accordance with ASC 310-30.  The loan data analysis provided by the new software is a more precise quantification of future cash flows than the analysis that was previously conservatively calculated manually.  Conversion to the new system was completed in September 2012, and as a result the estimates of cash flows from PCI loans were revised.  These changes in estimates were calculated based on acquisition date loan balances and are accounted for prospectively as a change in accounting estimate.  In the third quarter of 2012, approximately $4.4 million was recognized in Other non-interest income related to this change.

Also during the third quarter of 2012, we performed an initial re-estimation of the cash flows for the PCI loans.  The re-estimation process updates existing loan data for current loan assumptions.  As a result of the initial re-estimation an increase of $4.5 million was recorded to Interest income.  As required by ASC 310-30, the recorded loan balance included accrued interest receivable.  Due to the higher loan balance, we evaluated the adequacy of the allowance for loan losses and determined that an additional provision for loan losses of $5.7 million was appropriate.

“In the future, we will re-estimate the cash flows on the PCI loans on a quarterly basis, and adjustments, if any, are not expected to have a material impact on future earnings”, commented Hogan.

As a result of common stock private offerings during the quarter, Customers Bancorp issued twice the amount of shares that were anticipated, resulting in a reduction of diluted EPS of $0.03 for the quarter.

Despite this dilution due to holding excess capital on the balance sheet and excluding the impacts of the conversion to the new system and the initial re-estimation of the cash flow’s on the PCI loans, operating net income for the quarter was $4.6 million and diluted earnings per share were $0.35.  “These normalized results are consistent with the guidance provided by the Company in late August 2012”, Hogan commented.

During the third quarter of 2012, we elected the fair value option for certain warehouse lending transactions originated after July 1, 2012.  We made this election in order to more accurately represent the short term nature of the transaction and its inherent credit risk.  This adoption is in accordance with the parameters established by ASC 825-10-25, Financial Instruments-Overall-Recognition: The Fair Value Option (formerly FASB Statement No. 159). As a result of this election, the warehouse lending transactions were reclassified from “Loans receivable, net” to “Loans held for sale” on the balance sheet.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY - UNAUDITED
(Dollar amounts in thousands, except per share data)

	Q3 2012	Q3 2011	% Change
Net income available to common shareholders	$6,637	$2,340	184%
Diluted earnings per share	$0.51	$0.23	122%
Return on average assets	1.06%	0.56%	89%
Return on average equity	14.81%	6.40%	131%
Diluted shares	12,890	10,094	28%

Third Quarter Results

Third quarter 2012 net income improved to $6.6 million or $0.51 cents per share, compared to $2.3 million or $0.23 cents per share for the third quarter of 2011.   This increase resulted from strong growth in revenues related to loan growth, the conversion to a more sophisticated and precise loan valuation system and the initial re-estimation of the cash flow’s on the PCI loans. Offsetting this growth in revenue was the additional provision of $5.7 million needed to reflect the initial re-estimation of the cash flows for the PCI loans.

For the nine months ended September 30, 2012, net income was $16.3 million or $1.35 per fully diluted share, compared to a net income of $0.8 million or $0.08 per share for the same period in 2011.

Net Interest Income

Net interest income was $22.6 million for the third quarter of 2012 compared to $9.7 million for the third quarter of 2011. Net interest margin increased 90 basis points to 3.81% in the third quarter of 2012 from 2.91% in the second quarter of 2012. Increases in net interest income and margin were related to growth in the loan portfolio and revenue related to the cash flow re-estimation process for the PCI loans, offset by lower investment portfolio revenue as a result of the sales of securities in the second quarter of 2012.  Funding mix between deposits and other borrowings is also contributing to the net interest margin improvement.

Loan Growth

Total loans increased by $1.1 billion to $2.3 billion in the third quarter of 2012 compared to $1.2 billion in the third quarter of 2011.  Total net loans increased by $332 million or 17% over second quarter 2012.  This was primarily driven by the growth in low risk mortgage loans held for sale of $112 million, multifamily loan growth of $90 million, consumer loan growth of $78 million and commercial loan growth of $61 million.

Deposit Growth

The average cost of deposits fell 54 basis points for the third quarter of 2012 as compared to the third quarter of 2011.  Total deposits grew by $766.6 million in the past 12 months to $2.3 billion at September 30, 2012.  Non-interest bearing demand deposits at September 30, 2012 were $213.2 million up from $110.5 million at September 30, 2011.  Total deposits grew by $418.3 million in the third quarter of 2012 as the average cost of deposits dropped to 97 basis points.

Asset Quality

Total non-performing loans in the originated loan portfolio fell by $4.0 million to $20.9 million at September 30, 2012, compared to the same time last year.  Total non-performing loans in the covered portfolio increased by $2.4 million to $51.2 million at September 30, 2012.  Other real estate owned declined to $1.6 million at September 30, 2012 from $3.1 million at September 30, 2011.

Provision for loan loss in the third quarter of 2012 was $10.1 million, an increase of $9.2 million over the third quarter of 2011, of which $5.7 million is related to the cash flow re-estimation process for the PCI loans and $1.3 million is related to growth in the loan portfolios.

Non-Interest Income

Non-interest income for the third quarter of 2012 increased $6.5 million over the third quarter of 2011 to $9.8 million.  This increase was primarily from increased mortgage warehouse lending fees related to strong loan growth, increased FDIC indemnification accretion revenue and other fees related to the cash flow re-estimation process for the PCI.  The bank has no income from mortgage banking operations.

Non-Interest Expense

Non-interest expense for the third quarter of 2012 was up $3.3 million over the third quarter of 2011 to $12.0 million.  Increased spending is related to building the staffing and technology infrastructure needed to support the strong loan growth along with absorbing costs related to the Berkshire acquisition late in the third quarter of 2011.

Equity

As a result of two common stock private offerings, total equity for the third quarter of 2012 increased by $102.8 million over the second quarter of 2012 to $261.5 million.  In the first private offering, which took place in July and August 2012, $15 million was raised.  In the second private offering $85 million was raised for a total of $100 million.  The proceeds of the private offerings will be used to support organic growth and other general corporate purposes.  At September 30, 2012, the company had 18.5 million shares outstanding, up from 11.4 million shares at September 30, 2011.

About Customers Bancorp, Inc. and Customers Bank

Customers Bancorp, Inc. is a bank holding company for Customers Bank based in Wyomissing, Pennsylvania. Customers Bank is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania.  Customers Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (“FDIC”).  With assets of approximately $2.7 billion at September 30, 2012, Customers Bank provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch locations in Pennsylvania, New York and New Jersey.  Customers Bancorp, Inc. has two pending acquisitions, CMS Bancorp, Inc. in White Plains, NY and Acacia Federal Savings Bank in Falls Church, VA.  Customers Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” which are made in good faith by Customers Bancorp, Inc., pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.  These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, and financial condition, results of operations, future performance and business.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future events.  All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made.  For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, as well as any changes in risk factors that may be identified in its quarterly or other reports filed with the SEC.  Customers Bancorp, Inc. does not undertake to update any forward looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Total interest income	$27,962	$15,359	$66,298	$41,806
Total interest expense	5,407	5,696	16,181	17,041
Net interest income	22,555	9,663	50,117	24,765
Provision for loan losses	10,116	900	14,654	6,550
Net interest income after provision for loan losses	12,439	8,763	35,463	18,215

Total non-interest income	9,767	3,242	26,795	9,082
Total non-interest expense	11,995	8,730	37,255	26,187
Income before tax expense	10,211	3,275	25,003	1,110
Income tax expense	3,574	930	8,751	299
Net income	6,637	2,345	16,252	811
Dividends on preferred stock	-	5	-	5
Net income available to common shareholders	$6,637	$2,340	$16,252	$806

Basic earnings per share	$0.53	$0.24	$1.39	$0.08
Diluted earnings per share	$0.51	$0.23	$1.35	$0.08

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollar amounts in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Non-interest income:
Deposit fees	$125	$114	$357	$313
Mortgage warehouse transactional fees	3,346	1,366	8,829	3,754
Bank owned life insurance	359	264	948	1,128
Gain on sale of investment securities	-	1,413	9,006	1,413
Gain (loss) on sale of assets	(71)	-	268	-
Accretion of fdic loss sharing receivable	1,296	-	1,951	1,709
Other non-interest income	4,712	85	5,436	765
Total non-interest income	$9,767	$3,242	$26,795	$9,082

Non-interest expense:
Salaries and employee benefits	$5,978	$3,752	$17,073	$11,840
Occupancy	1,709	1,022	4,937	3,012
Technology, communication and bank operations	698	485	2,037	1,312
Advertising and promotion	270	206	846	639
Professional services	819	1,234	2,474	3,963
FDIC assessments, taxes, and regulatory fees	669	373	2,205	1,626
Oher real estate owned	(287)	102	587	390
Loan workout	617	370	1,519	1,014
Merger related expenses	-	530	28	530
Other non-interest expense	1,522	656	5,549	1,861
Total non-interest expense	$11,995	$8,730	$37,255	$26,187

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollar amounts in thousands, except per share data)
	3Q 12	2Q 12	1Q 12	4Q 11	3Q 11
Total interest income	$27,962	$19,700	$18,636	$19,440	$15,359
Total interest expense	5,407	5,548	5,226	5,422	5,696
Net interest income	22,555	14,152	13,410	14,018	9,663
Provision for loan losses	10,116	2,738	1,800	2,900	900
Net interest income after provision for loan losses	12,439	11,414	11,610	11,118	8,763
Total non-interest income	9,767	12,637	3,732	4,345	3,242
Total non-interest expense	11,995	13,973	10,627	10,704	8,730
Income before tax expense	10,211	10,078	4,715	4,759	3,275
Income tax expense	3,574	3,574	1,603	1,535	930
Net income	$6,637	$6,504	$3,112	$3,224	$2,345
Dividends on preferred stock	-	-	-	39	5
Net income available to common shareholders	$6,637	$6,504	$3,112	$3,185	$2,340

Diluted earnings per share	$0.51	$0.56	$0.27	$0.27	$0.23
Diluted shares	12,890	11,639	11,626	11,647	10,094

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED
(Dollar amounts in thousands, except share data)
	3Q 12	2Q 12	1Q 12	4Q 11	3Q 11
Total assets	$2,654,091	$2,284,141	$1,975,592	$2,077,532	$1,862,671
Total loans receivable, net	1,062,125	1,634,752	1,296,463	1,326,361	998,973
Loans held for sale (a)	1,187,885	283,535	175,868	174,999	205,027
Investment securities	130,705	134,757	309,368	398,684	517,227
Cash and cash equivalents	157,510	122,052	90,824	73,570	52,830
Demand deposits, non-interest bearing	213,229	155,009	133,916	114,044	110,543
Demand deposits, interest bearing	42,616	34,913	33,075	37,044	29,965
Money market and savings	989,828	862,409	778,872	719,341	631,853
Certificates of deposit	1,102,511	877,532	858,737	712,760	809,245
Total deposits	2,348,184	1,929,863	1,804,600	1,583,189	1,581,606
Borrowings	38,000	185,000	13,000	338,000	123,000
Total shareholders' equity	261,502	158,716	151,308	147,748	149,666

Shares	18,460	11,348	11,348	11,348	11,395
Book value	$14.17	$13.99	$13.33	$13.02	$13.13
Tangible book value with OCI	$13.64	$13.28	$12.69	$12.40	$12.21

(a) including $1.1 billion of mortgage warehouse loans at fair value at 9/30/2012

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SUMMARY OF LOAN LOSS EXPERIENCE- UNAUDITED
(Dollar amounts in thousands)
	3Q 12	2Q 12	1Q 12	4Q 11	3Q 11
Allowance for loan losses:
Beginning balance	$(16,118)	$(15,400)	$(15,032)	$(14,025)	$(13,946)
Charge-offs	1,417	2,106	1,472	1,910	905
Recoveries	(157)	(86)	(40)	(17)	(84)
Net charge-offs	1,260	2,020	1,432	1,893	821
Provision for loan losses	(10,116)	(2,738)	(1,800)	(2,900)	(900)
Ending balance	$(24,974)	$(16,118)	$(15,400)	$(15,032)	$(14,025)

Cash reserves	4,092	5,045	6,095	6,534	7,330
Non-accretable difference	9,073	14,341	19,899	23,532	24,541

Allowance to loans	2.30%	0.98%	1.17%	1.12%	1.38%
Net charge offs to average loans	0.05%	0.10%	0.08%	0.10%	0.05%

Originated non-performing assets:
Non accr - total loans	$20,960	$21,156	$22,301	$28,717	$24,913
Other real estate owned	1,624	943	1,924	3,459	3,054
Total	$22,584	$22,099	$24,225	$32,176	$27,967

Originated NPA / average assets	0.91%	1.06%	1.27%	1.67%	1.69%

Restructured loans	$1,702	$1,726	$1,604	$3,632	$3,203

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SELECTED RATIOS - UNAUDITED
(Dollar amounts in thousands)
		3Q 12	2Q 12	1Q 12	4Q 11	3Q 11
Net interest margin		3.81%	2.91%	3.00%	3.05%	2.48%
Return on average assets		1.06%	1.26%	0.66%	0.66%	0.56%
Return on average equity		14.81%	16.78%	8.36%	8.47%	6.40%
Non-interest income to earning assets		1.65%	2.71%	0.83%	0.95%	0.83%
Efficiency ratio		37.11%	78.45%	62.76%	62.36%	75.47%
Non-interest expense to earning assets		2.03%	2.98%	2.37%	2.34%	2.25%

Tangible Common Equity with OCI to Tangible Assets	*	9.73%	6.80%	7.49%	6.95%	7.69%
Tier 1 Risk Based Capital	*	12.17%	9.16%	10.82%	10.01%	13.12%
Total Risk Based Capital	*	13.41%	10.19%	12.01%	11.13%	14.48%
Tier 1 Leverage	*	10.29%	7.45%	7.71%	7.37%	8.72%

* 3Q 12 estimates pending final CALL report